EXHIBIT 5.1
August 15, 2014

LinkedIn Corporation
2029 Stierlin Court
Mountain View, California 94043
Re:    Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by LinkedIn Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about August 15, 2014, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 71,960 shares of Class A common stock, $0.0001 par value per share, of LinkedIn Corporation (the “Shares”) that are to be issued pursuant to the Bizo, Inc. 2008 Incentive Stock Option and Restricted Stock Plan and the Bizo, Inc. 2012 Equity Incentive Plan (the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation